SUBSIDIARIES OF RIVER VALLEY BANCORP

                 Subsidiaries of River Valley Bancorp:


              Name                             Jurisdiction of Incorporation

 River Valley Financial Bank                            Federal

 Madison First Service Corporation                      Indiana